
                                                   EXHIBIT 11
                                                   FIFTH THIRD BANCORP
                                                   COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                                                   ($000's except per share data)










                                                                          For the Three Months    For the Nine Months
                                                                          Ended September 30,     Ended September 30,
                                                                         1996         1995          1996         1995
                                                                    ------------ ------------  ------------ ------------
    Net Income                                                     $      79,055       75,189  $    241,444      209,821
                                                                     ============ ============  ============ ============
    Net income per common share - assuming no dilution:
       Weighted average number of shares outstanding                     105,789       99,680       103,361       98,373
                                                                     ============ ============  ============ ============
       Per share (net income divided by the weighted
         average number of shares outstanding)                     $        0.75         0.75  $       2.34         2.13
                                                                     ============ ============  ============ ============
    Net income per common and common equivalent share:
       Net income                                                  $      79,055       75,189  $    241,444      209,821
       Add - Interest on 4 1/4% convertible subordinated
        notes due 1998, net of applicable income taxes                        --        1,079         1,637        3,240
                                                                     ------------ ------------  ------------ ------------
       Adjusted net income                                         $      79,055       76,268  $    243,081      213,061
                                                                     ============ ============  ============ ============
       Adjusted weighted average number of shares outstanding -
         after giving effect to the conversion of stock options
         and convertible subordinated notes                              106,697      103,729       106,154      102,671
                                                                     ============ ============  ============ ============
       Per share (adjusted net income divided by the adjusted
         weighted average number of shares outstanding)            $        0.74         0.74  $       2.29         2.08
                                                                     ============ ============  ============ ============
    Net income per common share - assuming full dilution:
       Adjusted net income                                         $      79,055       76,268  $    243,081      213,061
                                                                     ============ ============  ============ ============
       Adjusted weighted average number of shares outstanding -
         after giving effect to the conversion of stock options
         and convertible subordinated notes                              106,885      103,771       106,323      102,682
                                                                     ============ ============  ============ ============
       Per share (adjusted net income divided by the adjusted
         weighted average number of shares outstanding)            $        0.74         0.73  $       2.29         2.07
                                                                     ============ ============  ============ ============